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                                                                   Exhibit 99.01

                              CERIDIAN CORPORATION
                           SAVINGS AND INVESTMENT PLAN

                         NINTH DECLARATION OF AMENDMENT


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Savings and Investment Plan, the undersigned hereby amends
Section 7.1(E) of the Plan to read as follows:

                  "(E) An Active Participant who is an Employee of Paragon, Inc., or an Employee of the Company with employment duties principally related to the Company's Computing Devices International division, immediately prior to the date on which the Company sells substantially all of the assets of the Computing Devices International division, including all of the outstanding capital stock of Paragon, Inc., to General Dynamics Corporation and/or one or more of its affiliates will at all times on and after the date of such sale have a fully vested nonforfeitable interest in his or her Performance-Based Matching Account attributable to Performance-Based Matching Contributions with respect to Plan Years ending before January 1, 1998 and, in the case of a Paragon Participant, as defined in Exhibit B, in his or her Paragon Employer Contribution Account."

The foregoing amendment is effective as of December 31, 1997.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 16th day of December, 1998.



                                                CERIDIAN CORPORATION


Attest: /s/ Ann M. Curme                         By:/s/ John H. Grierson
        -----------------------------------        ----------------------------
        Asst. Secretary                              Vice President